Exhibit 10.iii.b
DESCRIPTION OF MOSAIC MANAGEMENT INCENTIVE PROGRAM
Pursuant to the Management Incentive Plan (“MIP”) of The Mosaic Company (the “Company”), key managers of the Company and its subsidiaries, including executive officers, are eligible for annual cash incentive compensation based upon the level of attainment of business performance goals that are pre-established by the Board of Directors of the Company, upon the recommendation of the Compensation Committee.
The incentive measures and their respective weightings for executive officers for 2017 are described below:

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Operating earnings/ROIC: this measure is based on a percentage, or sharing rate, of consolidated operating earnings before specified items. The sharing rate varies based upon the level of the Company’s return on invested capital, or ROIC. This measure has a weighting of 30% for executive officers.

•	Free cash flow: this measure is based on consolidated net cash provided by operating activities before specified items, and has a 20% weighting for executive officers.

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Controllable operating costs: this measure is based on controllable operating costs per tonne of products produced by the Company’s Phosphates and Potash business segments. This measure has a 30% weighting for executive officers.

•	Safety: the safety measure is based on the effectiveness of the Company’s Environmental, Health and Safety management system and has a weighting of 10% for executive officers.

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Premium product sales: this measure is based on metric tonnes of premium products for which the Company recognizes revenue, on a consolidated basis. This measure has a weighting of 10% for executive officers.

Threshold, target and maximum payout levels are set for the free cash flow, controllable operating costs, safety and premium product sales measures based upon the extent to which the specified performance goals are attained.